Exhibit 10.44

SUPPORT SERVICES AGREEMENT

This Support Services Agreement (the “Agreement”) is dated as of October 1 , 2014 (the “Effective Date”), by and between Santa Fe University of Art and Design, LLC, a limited liability company (“Institution”), and Laureate Education, Inc., a Maryland corporation (“Laureate”). Each party hereto shall be referred to as a “Party”, and collectively, as the “Parties”.

Whereas, Institution and Laureate (and their respective subsidiaries) desire to adopt a support services model that internally centralizes the operational functions of multiple academic institutions that are typically performed in individual universities, colleges, and schools; and

Whereas, such support services bring the highest level of functional expertise to institutions regardless of size by converging, aligning, and streamlining institutional functions to ensure the following: sharing of best practices, efficiency and economy of scale, effectiveness of service, synergy creation and disciplined process improvement; and

Whereas, the Institution is the responsible owner of policy, practice and. governance while the support service groups are responsible owners of process, execution and scale; and

Whereas, in connection with the foregoing, Institution wishes to hire Laureate and its subsidiaries, to the extent applicable, to provide to Institution and its subsidiaries certain general management, legal, tax, finance, accounting, treasury, human resources, network entry and other services described herein according to the terms of this Agreement; and

Whereas, Laureate has been providing services of a similar nature to Institution through an agreement dated September 16, 2009, with Institution’s parent company, LEI Holdings - U.S. I, Inc., and the Patties now desire to replace that agreement with this Agreement; and

Whereas, in connection with the provision of the services under this Agreement, Laureate desires from time to time to second to Institution and its subsidiaries certain personnel employed by Laureate or one of its subsidiaries.

Now Therefore, in consideration of the premises and the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Patties agree as follows:

Section 1.                                          Effective Date; Term, Termination.

(a)                                 Subject to Section 3 below, the term of this Agreement (the “Term”) with respect to the services provided hereunder shall be for five (5) years beginning on the Effective Date unless earlier terminated (1) pursuant to Section 1(b)

below, (2) pursuant to Section l (c) below, or (3) by either Party for any other reason with ninety (90) days’ prior written notice to the other Party.  This Agreement and the Term shall renew automatically for an additional two (2) years upon the fifth (5(1)h) anniversary of the date hereof and each second (2(11)d) anniversary thereafter, unless either Party provides written notice to the other at least six (6) months prior to the end of the Term that it intends not to renew the Agreement.

(b)                                 Either Party shall hav.e the right to terminate this Agreement, effective immediately, at any time during the Term without further notice and pursue any remedies available to it at law or in equity if (1) the other Party is adjudicated bankrupt or insolvent under any applicable federal, state, local or foreign law providing for bankruptcy, insolvency, reorganization, receivership, dissolution, winding up or liquidation of a debtor, (2) any action is taken by the other Party or by others against such Party under any bankruptcy, insolvency, reorganization, receivership, dissolution, winding up or liquidation act under applicable law, which action is not fully dismissed or discharged within thirty (30) days after the institution thereof, (3) the other Party makes a general assignment for the benefit of its creditors or (4) a receiver is appointed for the other Party in accordance with applicable law.

(c)                                  This Agreement may be terminated by either Party (such Party, the “Non-Defaulting Party”) upon a material default by the other Party (such other Party, the “Defaulting Party”) of any of the terms and conditions of this Agreement. The Non Defaulting Party shall give the Defaulting Party written notice of such failure, stating the nature thereof and a reasonable time (which shall be not less than thirty (30) days in the case of a non-monetary default, any monetary default shall be governed by the provisions of Section 5(c) of this Agreement) to remedy such failure. If the Defaulting Party does not correct the failure within the specified time, the Non-Defaulting Party may terminate this Agreement effective immediately.

(d)                                 Upon termination of this Agreement, Laureate shall provide Institution with complete copies of each of the following as each relates to the Supporting Services provided hereunder to the extent created by Laureate or one of its subsidiaries, to the extent applicable, and exists at the termination of this Agreement: PeopleSoft environment and associated interfaces including, but not limited to, all of the PeopleSoft documentation, table structures, tree structures, configuration settings, logical and physical data base designs, Excel interfaces, current and historical data, server configurations, operating system setups and configuration data, marketing and enrollment data, business rules and policy documents.

Section 2.                                          Representations of the Parties. Each Party hereby represents, warrants and covenants that it has the requisite corporate power and authority to enter into this Agreement and that the performance of the obligations under this Agreement shall not constitute a material breach of, or otherwise contravene the te1ms of, any other agreement to which the Party is a party or is otherwise bound.

Section 3.                                          Support Services Provided to Institution.

(a)           Laureate and its subsidiaries, to the extent applicable, will provide Institution and any of institution’s subsidiaries with the Support Services to be identified and mutually agreed upon by the Parties from time to time on Exhibit B hereto (each a “Support Service,” collectively, the “Support Services”). Institution shall make available to Laureate on a timely basis all data, information and other materials within Institution’s and its subsidiaries’ control which are reasonably necessary for Laureate to perform each of the Support Services. The Parties agree that Laureate and its subsidiaries, to the extent applicable, shall have no liability for any failure to perform, or for the late performance of, any Support Services to the extent such Support Services require data, information or other materials possessed, prepared or generated by Institution to the extent that Institution shall have failed to provide the same or to cause the same to be provided to Laureate in accordance with Laureate’ s reasonable written or oral (if promptly confirmed in writing) requests.

(b)           Laureate shall perform its obligations hereunder (1) in a workmanlike fashion and in accordance with industry standards and (2) with at least the same level of performance, completeness, care and attention used by Laureate or one of its subsidiaries, to the extent applicable, to perform such services for itself prior to the Effective Date. The Parties also agree that each Party shall perform its respective obligations hereunder in compliance with all applicable laws.

(c)                                  Laureate shall provide sufficient management, administrative, technical, and clerical personnel (the “Support Services Personnel”) to enable Laureate to provide the Suppo1t Services in an efficient and professional manner. Laureate and its subsidiaries, to the extent applicable, will have full and complete authority to engage, dismiss, reprimand, or otherwise manage all Support Services Personnel. Institution expressly understands and agrees that such actions by Laureate and its subsidiaries, to the extent applicable, with respect to the Support Services Personnel shall be in accordance with Laureate’ s human resources policies in effect from time to time. Institution shall have no authority pursuant to this Agreement with respect to any aspect of Laureate’ s business or administrative policies.

(d)                                 If Institution shall reasonably determine through appropriate evaluation that the Support Services Personnel providing the Support Services hereunder are ineffective, upon reasonable written request Laureate shall, as promptly as is practical, provide substitute Support Services Personnel or take appropriate steps to ensure that the Support Services Personnel performing Institution Support Services effectively perform said services. Nothing in this Section 3(d) shall require Laureate or any of its subsidiaries to (1) hire additional employees or consultants to serve as Support Services Personnel or (2) terminate the employment of any Supp01t Services Personnel.

(e)                                  Prior to the Effective Date and thereafter prior to the end of each calendar year, Institution and Laureate shall agree upon performance metrics for the Support Services which shall be a condition of this Agreement.

(f)            In connection with providing the Support Services hereunder, Institution acknowledges and agrees that Laureate shall and may have complete access to Institution, its subsidiaries, and the Premises (as defined on Exhibit A) during the Term. Institution shall do all that is necessary or required to permit such access to Institution, its subsidiaries, and the Premises.

Section 4.                                          Seconded Employees.

(a)                                 General. Subject to the terms of this Agreement, Laureate shall, or shall cause one of its subsidiaries to, second to Institution or one of its subsidiaries, and Institution or one of its subsidiaries, as applicable, agrees to accept the secondment of, those certain specifically identified individuals (each, a “Seconded Employee” and collectively, the “Seconded Employees”) listed on Exhibit C (the “Seconded Employee Schedule”) for the purpose of performing job functions related to the services provided hereunder (the “Secondment Services”). The Seconded Employees will remain at all times employees of Laureate or one of its subsidiaries, to the extent applicable, but, in addition, they will also be temporary employees of Institution or one of its subsidiaries, as applicable, during the Period of Secondment (as defined in subsection (b) below) and shall, at all times during the Period of Secondment, work under the direction, supervision and control of Institution or one of its subsidiaries. For each Seconded Employee, the “Period of Secondment” shall be that period of time as set forth in subsection (b) below. The Seconded Employees shall have no authority or apparent authority to act on behalf of Laureate or any of its subsidiaries, to the extent applicable, during the Period of Secondment.

The Seconded Employee Schedule sets forth the names of the Seconded Employees seconded by Laureate and any of its subsidiaries, to the extent applicable, the job function(s) of the Seconded Employees and the starting date for the Period of Secondment for each Seconded Employee. Individuals may be added or removed from the Seconded Employee Schedule monthly in the sole discretion of Laureate upon Laureate providing Institution with a completed “Addition/Removal/Change of Responsibility of Seconded Employee” form, the form of which is attached hereto as Exhibit D, no less than thirty (30) days’ prior to such addition or change.

Upon the commencement of a Seconded Employee’s Period of Secondment, Laureate shall cause each Seconded Employee to execute an “Employment Status Acknowledgement” letter, the form of which is attached to this Agreement as Exhibit E. Those rights and obligations of the Parties under this Agreement that relate to individuals that were on the Seconded Employee Schedule but then later are removed from the Seconded Employee Schedule, which rights and obligations accrued before the removal of such individual, will survive the removal of such individual from the Seconded Employee Schedule to the extent necessary to enforce such rights and obligations.

(b)                                 Period of Secondment.   Laureate shall, or shall cause one of its subsidiaries to, second to Institution or one of its subsidiaries each Seconded Employee on the start date set forth opposite their name on the Seconded Employee Schedule, and continue to second, during the period (and only during the period) that the Seconded Employee is performing Secondment Services for Institution or one of its subsidiaries from such date, until the earliest of:

(1)                                 the end of the Term;

(2)                                 the end date, if any, set forth for the Seconded Employee on the Seconded Employee Schedule (or such other end date for such Seconded Employee as determined by Laureate and communicated to Institution no less than thirty (30) days’ prior to such date) (such date, the “End Date”);

(3)                                 a termination of employment such Seconded Employee under subsection (c) below; and

(4)                                 a termination of Secondment Services for such Seconded Employee under subsection (d) below.

The foregoing constitutes the “Period of Secondment” as applicable to each Seconded Employee. At the end of the Period of Secondment for any Seconded Employee, such Seconded Employee will no longer be subject to the direction of Institution or any of its subsidiaries with regard to the Seconded Employee’s day-to-day activities.

(c)                                  Termination of Employment. If any Seconded Employee (1) dies, retires, becomes disabled or otherwise tenders his resignation for any reason to Laureate or one of its subsidiaries, to the extent applicable or (2) is terminated by Laureate or one of its subsidiaries, to the extent applicable, for Laureate Cause (as defined on Exhibit A), in any such case, Laureate or the applicable subsidiary, to the extent applicable, will notify Institution of such termination of employment as soon as practicable after receipt of notice by the Seconded Employee, notice of such occurrence or such termination if the termination is for Laureate Cause, to the extent applicable, but in no event, in any such case, later than the last day of the fiscal quarter during which termination of employment occurs. During the Period of Secondment for any Seconded Employee, other than in connection with a termination of employment of a Seconded Employee by Laureate or one of its subsidiaries, to the extent applicable, for Laureate Cause, Laureate or one of its subsidiaries, to the extent applicable, agrees not to voluntarily withdraw or terminate any Seconded Employee except with thirty (30) days’ prior written notice of such withdrawal or termination through a completed Addition/Removal/Change of Responsibility of Seconded Employee form. Upon the termination of employment of a Seconded Employee, the Seconded Employee will cease performing services for Institution.

(d)                                 Termination of Secondment.  Except as othe1wise prohibited by applicable law or any agreement as in effect at the time of termination, Institution will have the right to terminate the Secondment Services to it or any of its subsidiaries of any Seconded Employee for any reason at any time on not less than thirty (30) days’  prior written notice to Laureate; provided, however, that any termination of Secondment Services of a Seconded Employee by Institution for Institution Cause (as defined on

Exhibit A) shall be effective immediately. Upon the termination of any Seconded Employee’s Period of Secondment, Laureate or one of its subsidiaries, as applicable, will be solely liable for any costs or expenses associated with the termination of such Secondment Services, except as otherwise specifically set forth in this Agreement.

(e)                                  Supervision. During the Period of Secondment, Institution and its subsidiaries, as applicable, shall:

(1)                                 be ultimately and fully responsible for the daily work assignments of each Seconded Employee during those times that the Seconded Employees are performing services for Institution or any of its subsidiaries hereunder, including supervision of their day-to-day work activities;

(2)                                 set the hours of work and the holidays and vacation schedules for the Seconded Employee;

(3)                                 have the right to determine training which will be received by the Seconded Employee; and

(4)                                 be solely responsible for the quality, adequacy and safety of all services performed by the Seconded Employees and for any consequences relating to the provision of such services, including damage to property and injury to third parties.

In the course and scope of performing any Seconded Employee’s job functions, the Seconded Employee will be integrated into the organization of Institution or one of its subsidiaries, as applicable, will report into Institution’ or one of its subsidiaries’ management structure, and will be under the direct management and supervision of Institution or one of its subsidiaries. Institution or one of its subsidiaries shall designate one of its officers to be responsible for the supervisory function set forth in this subsection (e) on behalf of lnstitution and its subsidiaries.

(f)                                   Cancellation or Reduction of Secondment Services.    Institution may terminate or reduce the level of any of the Secondment Services on thirty (30) days’ prior written notice to Laureate thereof.  In the event Institution terminates the Secondment Services, Institution shall pay Laureate any outstanding payments due to Laureate pursuant to the terms of this Agreement, including a pro rata portion of the monthly installment for the last month (or portion thereof) in which it received such services (based on the number of days that have elapsed in such month prior to such termination).    Except as provided for in Section 8 hereof, upon payment thereof, Institution shall have no further payment obligations to Laureate in respect of such terminated Secondment Services. In the event that Institution reduces the level of any of the Secondment Services, the Parties agree to negotiate in good faith to determine an appropriate reduction to the Services Reimbursement (as defined in Section 5 below) for the reduced Secondment Services

Section 5.                                          Fees and Payments.

(a)                                 Unless otherwise agreed to by the Paities, (!) the fees and expenses in respect of the Support Services provided under this Agreement (such fees and expenses, the “Supp01t Services Fees”) and (2) the costs and expenses incun-ed by Laureate or one of its subsidiaries, to the extent applicable, in respect of its employment of the Seconded Employees in connection with the Secondment Services (the “Services Reimbursement”), in each case, shall be determined in accordance with the methodologies set fotih in Exhibit F hereto, as the same may be amended by written agreement of the Patties from time to time. The Support Services Fees and Services Reimbursement shall be paid by Institution or one of its subsidiaries, as determined by Institution. Notwithstanding anything herein to the contrary, the Support Services Fees and Services Reimbursement shall be determined in good faith by the Parties and shall be materially as favorable to Laureate and its subsidiaries as they would obtain in a comparable arm’s-length transaction with a person that is not an affiliate.

(b)                                 On or before the tenth (1o’h) business day after the last day of February, May, August and November in each year during the Term, Laureate shall send an invoice (along with any and all documentation and calculations used to determine the amount of the Support Services Fees artd the Services Reimbursement) to Institution for the Support Services Fees and the Services Reimbursement.

Such payments shall be delivered to the following address:

Laureate Education, Inc.

650 South Exeter Street

Baltimore, MD 21202

Attn: Tal Darmon

Email: [    ]

(c)                                  Fees and payments under this Section 5 not paid or not reasonably disputed within thirty (30) days of sending of an invoice therefor shall accrue simple interest at the prime rate as quoted in the Wall Street Journal plus one percent per annum or, if lower, the maximum rate permitted by law. In the event Laureate gives notice to Institution of non-payment of fees and Institution does not cure such non-payment within ten (10) business days of the date of such notice, Laureate shall have no further obligation to Institution to provide the Support Services and may seek any other remedies available to it, whether legal, contractual, equitable or otherwise.

(d)                                 This Agreement is based upon existing Financial Reporting platforms ( i.e., PeopleSoft 9.0) and any costs to perform material system upgrades or changes to the current system will require additional charges to be mutually agreed upon by the Parties.

(e)                                  Institution hereby acknowledges and agrees that Laureate may subcontract some or part of its obligations under this Agreement to third parties for providing services to the Business (as defined on Exhibit A).  Laureate and Institution agree that all contact with third parties will be conducted in the name of Institution or its subsidiaries, as applicable. Such requirement shall not restrict representatives of Laureate from fulfilling their operational responsibilities within Institution or its subsidiaries in a manner consistent with their assigned and pre-authorized duties.

Section 6.                                          Books and Records

(a)                                 General. Laureate shall keep full and adequate books of account and other records (collectively, the “Accounts”) on an accrual basis reflecting the performance of the Support Services as they pertain to the operation of Institution and its subsidiaries, all in accordance with U.S. GAAP or such other accounting standard as agreed upon by the Parties.

(b)                                 Location, Examination and Inspection. The Accounts shall be kept at Institution at all times. The Accounts shall be available to Institution and its representatives at all reasonable times for examination, inspection and transcription.

(c)                                  Seconded Employee Expenses.   Laureate and its subsidiaries, to the extent applicable, will use commercially reasonable efforts to maintain an allocation schedule reflecting the direct and indirect costs of the Seconded Employee Expenses (as defined on Exhibit A) based on the Secondment Services. Institution and its subsidiaries, to the extent applicable, will use commercially reasonable efforts to keep and maintain books/records reflecting hours worked and costs and expenses incurred in connection with each of the Seconded Employees, and Laureate will have the right from time to time upon its reasonable request to audit such books/records maintained by Institution or any of its subsidiaries. Institution, one of its subsidiaries or one of their respective representatives will have the right to audit the allocation schedule and such other records as Institution may reasonably require in connection with its verification of the Seconded Employee Expenses during regular business hours and on at least two (2) business days’ prior notice.

Section 7.                                          Tax

(a)                                 Tax Gross-Up.  Institution shall (I) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law and (2) promptly upon becoming aware that Institution must make a Tax Deduction (or that there is any change in that rate or the basis of a Tax Deduction) notify Laureate accordingly.

If a Tax Deduction is required by law to be made by Institution, the amount of the payment due from Institution shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

Laureate shall co-operate in completing any procedural formalities necessary for Institution to obtain authorization to make payment without a Tax Deduction.

(b)           Tax Indemnity. Notwithstanding anything herein to the contrary, Institution shall pay to Laureate an amount equal to the loss, liability or cost which that Laureate determines will be or has been (directly or indirectly) suffered for or on account of tax by Laureate in respect of the Agreement.

This Section 7(b) shall not apply (1) with respect to any Tax assessed on Laureate under the law of the jurisdiction in which that Laureate is incorporated, if that tax is imposed on or calculated by reference to the net income received or receivable by Laureate, or (2) to the extent a loss, liability or cost is compensated for by an increased payment under Section 7(a).

(c)           VAT [IF APPLICABLE]. All amounts set out, or expressed to be payable under the Agreement by Institution to Laureate which in whole or in part constitutes the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply and accordingly if VAT is chargeable on any supply made by Laureate, Institution shall pay to Laureate (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and Laureate shall promptly provide an appropriate VAT invoice to Institution).

Section 8.                                          Indemnification

(a)                                 Indemnification of Institution.  Laureate hereby agrees to indemnify, defend, and hold harmless Institution and its stockholders, officers, directors, employees, agents, subsidiaries, successors, and assigns (collectively, the “Institution Indemnitees”), from and against all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, and reasonable attorneys’ fees), of any nature, whether absolute, contingent or otherwise, asserted against or imposed upon or incurred by the Institution Indemnitees relating ( l ) to the Support Services, excepting that Laureate shall not be required to indemnify the Institution Indemnitees for any act of fraud, willful misconduct or gross negligence by any of Institution Indemnitees, (2) violation of any applicable statute, law or regulation by Laureate or one of its subsidiaries, to the extent applicable, and (3) claims or lawsuits filed by Seconded Employees alleging violation of law, if a cause of action giving rise to the claim or lawsuit is a unilateral employment decision made by Laureate or one of its subsidiaries regarding Seconded Employees.

(b)                                 Indemnification of Laureate.      Institution hereby agrees to indemnify, defend, and hold harmless Laureate and its stockholders, officers, directors, employees, agents, subsidiaries, successors, and assigns, (collectively, the “Laureate Indemnitees”) from and against all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, and reasonable attorneys’ fees), of any nature, whether absolute, contingent or otherwise, asserted against or imposed upon or incurred by the Laureate Indemnitees relating to (1) any acts of fraud, willful misconduct or gross negligence committed by any of the Institution Indemnitees, (2) violations of any applicable statute, law or regulation by Institution or one of its subsidiaries or a Seconded Employee while performing services in the furtherance of the Business, and (3) claims or lawsuits filed by Seconded Employees alleging violation of law, if a cause of the action giving rise to the claim or lawsuit is a unilateral employment decision made by Institution or one of its subsidiaries regarding Seconded Employees.

Section 9.                                          Confidentiality/Non-Solicitation

(a)                                 Confidential Information. The Parties each acknowledge that Confidential Info1mation (as defined below) may be disclosed to the other Party in connection with this Agreement. Except as otherwise specifically provided by the Parties, “Confidential Information” shall mean any non-public, proprietary information, Intellectual Property (as defined in subsection (b) below) and other confidential information, including, but not limited to, descriptions, specifications and the like of a Disclosing Party (as defined in subsection (b) below) that is provided or communicated by the Disclosing Party to the Receiving Party in connection with this Agreement (as defined in subsection (b) below) after the Effective Date, including pursuant to Section 22.

Obligations. Each Party (in such capacity, the “Receiving Party”) acknowledges and agrees to (1) use with respect to the Confidential Information of the other Party (in such capacity, the “Disclosing Party”) the same care and discretion to prevent such Confidential Information from being disclosed, published or disseminated as it employs to avoid disclosure, publication or dissemination of its own similar Confidential Information (but in no event less than reasonable care), (2) use the Disclosing Party’s Confidential Information only for the purpose for which it was disclosed, and (3) not disclose, disseminate or provide access to the Disclosing Party’s Confidential Information to any person other than to those employees and agents who have a need to know it in order to assist the Receiving Party in performing its obligations hereunder, or to permit the Receiving Party to exercise its rights under this Agreement.

Notwithstanding the foregoing, the Receiving Party may disclose the Confidential Information (1) to a third party who is involved in providing services under this Agreement or is contemplating entering into a transaction with Laureate pertaining to a sale of all or any po1iion of its business, provided that: (A) such disclosure is reasonably necessary for the third party to perform its duties or evaluate the potential transaction; (B) the Receiving Party causes the third party to be bound to the same obligations regarding Confidential Information as the Parties are subjected to in this Section 9; and (C) the Receiving Party assumes full responsibility for the acts or omissions of such third parties, no less than if the acts or omissions were those of the Receiving Party or (2) to the extent required under the terms of any credit agreement, indenture or related agreement entered into by Laureate or one of its subsidiaries.

Without limiting the generality of the foregoing, neither Party will publicly disclose the terms of this Agreement, unless required by applicable law or regulation, without the prior written consent of the other. Furthermore, neither Laureate nor Institution will: (!) acquire any right in or assert any lien against the Confidential Information of the other Party, other than as provided in this Agreement; or (2) sell, assign, lease or otherwise dispose of Confidential Information of the other to third parties or commercially exploit such Confidential Information, other than as permitted in this Agreement.

In addition, the Parties shall take reasonable steps by agreement or otherwise so that their employees, subcontractors and consultants comply with these confidentiality provisions.

(b)                                 Exclusions. Notwithstanding anything to the contrary in the foregoing, Confidential Information does not include, and this Section 9 will not apply to, any information that Laureate and Institution, as Receiving Party, can demonstrate was:

(1)                                 at the time of disclosure to it, in the public domain;

(2)                                 after disclosure of it, published or otherwise became part of the public domain through no fault of the Receiving Party; disclosure to it;

(3)                                 in the possession of the Receiving Party at the time of

(4)                                 received after disclosure to it from a third party who had a lawful right to disclose such information to it;

(5)                                 independently developed by the Receiving Pa1iy without reference to Confidential Information of the Disclosing Party; or

(6)                                 required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the’ Receiving Party in crafting such disclosure).

(c)                                  Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, Confidential Information, the Receiving Paiiy will notify the Disclosing Party immediately in writing.

(d)                                 Period of Confidentiality.   Confidential Information disclosed pursuant to this Agreement will be subject to the terms of this Agreement for two (2) years following the expiration or termination of this Agreement for any reason.

(f)            Non-Solicitation. During the Term and for a period of one (I) year following termination of the Agreement for any reason, each Party shall not, and shall cause its subsidiaries, to the extent applicable, not to, without the prior written consent of the other Party, directly or indirectly, hire or solicit any key employees or officers of the other who performed (or received) the services hereunder; provided, however, that this Section 9(f) will not prohibit either Party or its subsidiaries, to the extent applicable, from soliciting or employing any such individual in response to any general solicitation or advertising not specifically directed at any such individual or group of individuals.

Section 10.                          Intellectual Property Rights

(a)                                 Definition. As used herein, the term “Intellectual Property” shall mean any and all technology, inventions, processes, know-how, designs, works of authorship, non-public materials and any other technical subject matter related thereto. Intellectual Property also includes all intellectual property rights or similar proprietary rights related to the foregoing, including, without limitation, (1) patent rights and utility models, (2) copyrights and database rights, (3) trademarks and trade dress and the goodwill associated therewith, (4) trade secrets, (5) mask works, and (6) industrial design rights; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction in the world.

(b)                                 Ownership of Intellectual Property.  Each Party (and their respective subsidiaries) owns and shall retain all right, title and interest in and to any and all pre-existing or independently developed Intellectual Property of such Party, as well as any and all enhancements or modifications thereto and derivatives thereof.

(c)                                  No Additional Rights.  Neither Party shall receive, by virtue of this Agreement, any rights of ownership or use of any Intellectual Property owned by the other Party unless specifically provided under separate agreement.

Section 11.                          Notice of Possible Liability. Each Party hereto shall promptly furnish to the other Party the details of any event(s) which may give rise to a claim arising out of any of the Support Services or Secondment Services, and shall cooperate fully with and furnish additional details, if any, to the other Party concerning any claim filed against a Party, promptly upon receiving notice thereof.

Section 12.                          Assignment; Binding Effect. Subject to Section S(g), this Agreement, and the rights and obligations hereunder of the Parties, shall not be assigned or delegated (by operation of law or otherwise) in whole or in part by either Party without the prior written consent of the other Party, provided that no consent shall be required in connection with the assignment of the Agreement to (i) a subsidiary of such Party or (ii) a third party as a result of the acquisition of either Party or substantially all of its business by such third party by merger, consolidation, sale of assets or otherwise. Any attempted assignment in violation of this Section 12 shall be void. Subject to the foregoing restrictions, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and pe1mitted assigns.

Section 13.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall neve1iheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 14.         Dispute Resolution. In the event any disagreement should arise between the Parties, whether as to the interpretation or operation of this Agreement, or any rights or obligations hereunder, such disagreement shall be finally settled in Maryland under the commercial arbitration rules of the American Arbitration Association. This Section shall not limit the right of either Party to seek a temporary restraining order or other injunctive relief from a court of law in connection with a breach or threatened breach of Section 9 or Section 10. Each Party shall perform its respective obligations hereunder during any period of dispute resolution that occurs within the Term. In connection with any dispute under this Agreement settled in accordance with this Section 14, the Parties hereby agree that each Party’s liability under this Agreement or in tort (including, without limitation, negligence), or strict liability regarding any claim by the other related in any way to the performance or non-performance of this Agreement is limited to the amount of the purchase price of the goods or services involved, and each hereby releases and waives any claim against the other in excess of such amount. The Parties hereby agree that neither Party will be liable for and each Party hereby waives and releases any claims against the other Party for, any special, incidental, or consequential damages, including, without limitation, lost revenues, lost profit, or loss of prospective advantage, resulting from performance or failure to perform under this Agreement.

Section 15.         Force Majeure. Laureate shall not be liable for any interruption of the provision of Supporting Services or Secondment Services, delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control or from any act or failure to act of Laureate, or as a result of strikes, lock-outs or other labor difficulties; acts of government, riot, insurrection or other hostilities; embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transpo1iation delays; or inability to obtain necessary labor, materials or utilities from usual sources. In such event, Laureate’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Upon the cessation of the force majeure event, Laureate will use reasonable effmis to resume its performance with the least possible delay.

Section 16.         Available Remedies. Notwithstanding anything herein to the contrary, the Parties agree that the failure of either of them to perform any obligation which arises under Section 9 or Section l0 of this Agreement may not be fully or adequately compensated by the award and/or payment of moneta1y damages. Therefore, they agree that each of them shall be subject to any decree of specific performance, injunction, or any other applicable equitable or legal decree, order, writ, or remedy, the effect of which shall be to require performance by either or both of the Parties in accordance with the provisions of this Agreement. Notwithstanding anything herein to the contrary, in the event of a breach or threatened breach by either Party of any of the covenants set forth in Section 9 or Section 10 of this Agreement, the other Party shall be entitled to an injunction restraining the Party breaching or threatening to breach such covenants, and any person acting in concert with such Party, from breaching or attempting in any manner to violate any of the provisions of Section 9 or Section 10 of this Agreement. Nothing herein shall be construed as prohibiting either Party from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages, costs, and reasonable attorneys’ fees from the other.

Section 17.         Notices. All notices, demands or communications which are required or may be given pursuant to the terms of this Agreement shall be in writing unless othe1wise provided for herein and delivered personally, by reputable courier or by telecopier and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt if delivered personally or sent by reputable courier service or on the automatic telecopier receipt if sent by telecopier if such notice is addressed as follows:

If to Institution:	If to Laureate:

Santa Fe University of Art and Design	Laureate Education, Inc.
1600 St. Michael’s Drive	650 South Exeter Street
Santa Fe, NM 87505	Baltimore, MD 21202
Attention: Larry Hinz, President	Attention: Robert Zentz
Facsimile: [ ]	Facsimile: [ ]

Section 18.         Amendments, Supplements, Etc. At any time during the Term, this Agreement or the Exhibits hereto may be amended or supplemented by such additional agreements, articles, exhibits or schedules as may be mutually determined by the Parties to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the Parties, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by both of the Parties.

Section 19.         Waiver. Any waiver of any term of this Agreement must be in writing and signed by the Party against whom enforcement of the waiver is sought. No waiver of any condition or of the breach of any provision hereof, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach. Delay or failure to exercise any right or remedy shall not be deemed the waiver thereof.

Section 20.         Relationship of the Parties. Nothing in this Agreement shall constitute or be construed to be or create a partnership or joint venture between

Institution or any of its subsidiaries and Laureate or any of its subsidiaries, and the relationship of Laureate and its subsidiaries to Institution and its subsidiaries shall be that of an independent contractor acting on Institution’ or one of its subsidiaries’ behalf.

Section 21.         Agent. Seconded Employee Expenses remain the primary legal responsibility of Institution and its subsidiaries, to the extent applicable, as the employer of the Seconded Employees during the applicable Periods of Secondment. Laureate or one of its subsidiaries, to the extent applicable, agrees to act as agent for Institution and its subsidiaries, to the extent applicable, in paying the Seconded Employee Expenses of the employees temporarily assigned under this Agreement.

Section 22.         Duty to Cooperate. If a Seconded Employee, governmental agency or third party files any type of claim, lawsuit or charge, or commences an investigation or audit against Laureate or one of its subsidiaries or Institution or one of its subsidiaries involving a Seconded Employee and alleging a violation of applicable law or failure to comply with applicable law, each Party (and its respective subsidiaries, to the extent applicable) shall use commercially reasonable efforts to cooperate with the other’s defense. Each Party (and its subsidiaries, to the extent applicable) fiuther agrees in principle to execute such joint defense agreements, on customary terms, as may be necessary or appropriate for the protection of any privilege or confidentiality in the course of cooperating with the other’s defense. Laureate and Institution (and their respective subsidiaries, to the extent applicable) agree to use commercially reasonable efforts to make available to the other upon reasonable request in writing any and all non privileged or non-proprietary documents that either Party (or either of their respective subsidiaries, to the extent applicable) has in its or their possession, which relate to any such claim, lawsuit, charge, investigation or audit. However, neither Party (nor any of their respective subsidiaries) shall have the duty to cooperate with the other Party if the dispute is between the Patties themselves, nor shall this provision preclude the raising of cross-claims or third party claims between Laureate and Institution (or one of their respective subsidiaries) if the circumstances justify such proceedings. The Patties agree that this provision shall survive the termination of this Agreement.

Section 23.         Exhibits. The terms and conditions of the Exhibits to this Agreement are incorporated herein by reference and shall constitute part of this Agreement as if fully set forth herein.

Section 24.         Entire Agreement. This Agreement and any Exhibits attached hereto constitute the entire agreement between the Patties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by either Party which is not embodied in this Agreement and neither Party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

Section 25.                           Governing Law. This Agreement shall be governed by and cotls1ruedinaccordance with the laws of the State of Maryland regardless of the laws that might otherwise govern under principles of conflicts of laws applicable hereto.

Section 26.                           Headings. The headings appearing at the beginning of several sections contained herein have been inserted for identification and reference purposes and shall not be used to determine the construction or interpretation of this Agreement

Section 27.                           No Thin!. Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties and such assigns, any legal or equitable rights hereunder. This Agreement contains representations and warranties that the Partieshave made to and solely for the benefit of each other.

Section 28.                           Further Assurances. The Parties hereto agree to execute such additional instruments, agreements and documents and to take such other actions as may be necessary to affect the purposes of this Agreement.

Section 29. Survival of Obligations. Each Party’s obligations under Sections 8, 9 and 10 shall survive the termination of this Agreement.

Section 30.                           Counterparts, This Agreement may be executed in counterpart·copies, all of which when taken together shall be deemed to constitute one and the same original instruments.

In Witness Whereof, the Parties have executed and delivered this Support Services Agreement as of the day and year first above written,

LAUREATE EDUCATION,INC.

By:	/s/ Robert W.Zentz
Name: Robert W.Zentz
Title: Senior Vice President and General Counsel

SANTA FE UNIVERSITY OF ART AND DESIGN, LLC

By:	/s/ Larry Hinz
Name: Larry Hinz
Title: Presiden